Exhibit 99.1

ViewRay Announces $15.0 Million Capacity Expansion of its Term Loan

Agreement

Announces Preliminary Q1 2017 New Orders and Cash Position

Reiterates 2017 Financial Guidance

CLEVELAND, OH April 13, 2017 — ViewRay, Inc. (Nasdaq: VRAY) today announced that it has reached an agreement to amend the terms of its $50.0 million Term Loan Agreement with CRG LP to expand the borrowing capacity to $65.0 million, along with other updates to the agreement.

Modifications to the CRG Term Loan Agreement include:

•	Addition of a $15.0 million tranche of borrowing capacity available at ViewRay’s option through September 30, 2017.

•	Availability of the existing $5.0 million tranche at ViewRay’s option through June 30, 2017.

•	Extension of the interest-only and PIK period to March 31, 2020.

•	Certain other changes, such as lowering the combined 2016 and 2017 revenue covenant to $60.0 million (previously $80.0 million) and an increase in the back-end facility fee between 1.5% to 1.75%.

Separately, ViewRay announced its preliminary first quarter 2017 new orders and cash position:

•	ViewRay received 2 new orders for MRIdian Linac Systems in the first quarter of 2017, totaling $12.3 million, compared to 2 orders totaling $11.2 million in the first quarter of 2016. ViewRay also received 3 orders in the first quarter of 2017 totaling $5.8 million to upgrade 3 installed Cobalt Systems to Linac Systems.

•	Total backlog, as of March 31, 2017, was $144.9 million representing 25 signed sales contracts.

•	Consistent with previous guidance, ViewRay did not recognize revenue from any new MRIdian installations or shipments in the three months ended March 31, 2017.

•	ViewRay had total cash and cash equivalents of $49.3 million at March 31, 2017 compared to $14.2 million at December 31, 2016. This increase is a result of $26.1 million raised in a private placement in January 2017 and $21.5 million in aggregate net proceeds from the sale of common stock through “at the market offerings” in February and March 2017.

“Since receiving FDA clearance at the end of February, we have been pleased with the strong interest in the MRIdian Linac. The expansion of our Term Loan Agreement with CRG provides options to potentially add growth capital to our balance sheet as we continue the launch of our MRIdian Linac,” said Chris A. Raanes, president and chief executive officer of ViewRay. “We continue to anticipate total revenue in 2017 to be in the range of $45 million to $50 million, primarily from 7 to 8 MRIdian Linac Systems. We expect to recognize revenue for these systems in the second half of 2017 upon system completion and acceptance.”

About ViewRay

ViewRay®, Inc. (Nasdaq: VRAY) designs, manufactures and markets the MRIdian® radiation therapy system. MRIdian integrates MRI technology, radiation delivery and proprietary software to locate, target and track the position and shape of soft-tissue tumors during radiation. ViewRay believes this combination of enhanced visualization and accuracy will significantly improve outcomes for patients. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

Forward Looking Statements:

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the rate of new orders and installations, ViewRay’s total revenue guidance for the full year 2017, and the benefits of MRIdian systems for patients. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue ViewRay’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize MRIdian Linac System, competition in the industry in which ViewRay operates and overall market conditions. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents ViewRay files with the SEC available at www.sec.gov.

Contacts:

Investor Relations:

Ajay Bansal

Chief Financial Officer

1-844-MRIdian (674-3426)

Media Enquiries:

Michael Saracen

Senior Director, Marketing

Phone: +1 408-242-2994

Email: media@viewray.com